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                                                                 Exhibit No. - 6


                                   (VSNL LOGO)
                                                             Rishabh Nath Aditya
                                                     Assistant Company Secretary

HQ/CS/CL.24B/10606
11 March 2004

      SUB. : USEFUL LIVES AND CARRYING VALUE OF CERTAIN FIXED ASSETS

Sir,

      In our intimation dated 5 March 2004, we had informed you that in a meeting held on 4 March 2004 the Board of Directors of VSNL had, based on a review of the useful lives and carrying values of certain fixed assets, approved a proposal to apply/utilise an amount of Rs.956.41 Crores (Rs. 9564.1 million) out of the Securities Premium Account for carrying out a downward revision in their carrying value. We had noted that this approval of the Board is subject to the decision becoming effective on receipt of affirmative confirmation of Government Directors in accordance with the Articles of Association of the Company. We had further noted that the proposal is also subject to obtaining various approvals including approval from shareholders and the Bombay High Court, and that it has been decided that an Extraordinary General Meeting of the shareholders would be held on 2 April 2004, to seek approval for the above.

      This intimation is intended to clarify that the results of the review will require us to assess the depreciable lives of the relevant assets under Indian GAAP (under which we report our financial results to the Indian stock exchanges) as well as US GAAP (under which we report our financial results to the US Securities and Exchange Commission in our annual reports on Form 20-F). Under US GAAP we will also be required to assess whether or not there will be any impairment of such assets. The results of the foregoing assessments will be available when our financial statements for the fiscal year ended March 31, 2004 are prepared and noted by the Board of Directors.

            Thanking you,
                                                               Yours faithfully,
                                                For Videsh Sanchar Nigam Limited

                                                             Rishabh Nath Aditya

To : The addresses as per list attached

1)    Security Code 23624, The Stock Exchange, Mumbai. Fax No.(22) 2722061,
      2721072.

2)    The Secretary, Madras Stock Exchange Limited. Fax No.(44) 524 48 97.

3) Security Code 32149, The Secretary, Calcutta Stock Exchange Assn. Ltd, Fax No.(33)2202514/2283724.

4) Security Code 22064, The Secretary, Delhi Stock Exchange Assn. Limited. Fax No.(11) 329 21 81.

5) Security Code 5251, The Asst. Manager (Listing), National Stock Exchange of India Limited. Fax Nos.: (22) 6598237/38.

6)    National Securities Depository Ltd. Fax Nos. : 497 29 93.

7)    Mr. Vijay Bhojwani, The Bank of New York. Fax No.204 49 42.

8)    Sharepro Services. Fax No. 2837 5646

9) Marc H. Iyeki,Director, New York Stock Exchange, Fax No: (212) 656-5071 /72 / Madhu Kannan, Managing Director, New York Stock Exchange, Fax No:
      (212) 265-2016

10) Mr. Hitendra Patil, Vice President (Operations) Central Depository Services (India) Limited. Fax : 2267 3199.

11)   Mr. Pavithra Kumar, for SEC filing requirements, Fax 1195